Exhibit 99.18

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 1900
AUSTIN, TEXAS 78729-1107	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

April 5, 2023

Aaron Gutierrez

Managing Partner, EVP Engineering

PetroLegacy Energy II, LLC

6101 W. Courtyard Drive, Building 2, Suite 125

Austin, TX 78730

Re:	Evaluation Summary – SEC Prices 78% 8/8ths NRI PetroLegacy II, LLC Interests Total Proved Reserves As of December 31, 2022

Pursuant to the Guidelines of the Securities and Exchange Commission for Reporting Corporate Reserves and Future Net Revenue

Dear Mr. Gutierrez:

As requested by PetroLegacy Energy II, LLC (“Company”), Cawley, Gillespie & Associates, Inc. (“CG&A”) has evaluated the total proved reserves and forecasts of economics at 78% 8/8ths NRI attributable to the combined PetroLegacy II, LLC and Peacemaker Royalties, LP ownership interests in certain oil & gas properties located in Texas. This evaluation utilized an effective date of December 31, 2022, was prepared using constant prices and costs, and conforms to Item 1202(a)(8) of Regulation S-K and other rules of the Securities and Exchange Commission (“SEC”). A composite summary of the results of this evaluation are presented in the table below:

		Proved Developed Producing	Proved Developed Non-Producing	Proved Undeveloped	Total Proved
Net Reserves
Oil	- Mbbl	27,487.8	8,657.8	44,016.8	80,162.4
Gas	- MMcf	19,515.7	9,046.4	44,893.9	73,456.0
NGL	- Mbbl	3,647.1	1,529.1	8,781.0	13,957.3
Net Revenue
Oil	- M$	2,606,067.2	821,178.0	4,176,401.4	7,603,647.0
Gas	- M$	104,094.4	47,775.8	247,956.5	399,826.8
NGL	- M$	157,290.6	65,886.5	378,358.7	601,535.8
Severance Taxes	- M$	139,483.0	46,298.9	239,088.1	424,869.9
Ad Valorem Taxes	- M$	71,686.3	23,371.0	120,067.9	215,125.2
Operating Expenses	- M$	306,454.5	57,409.7	336,738.6	700,602.9
Workover Expenses	- M$	101,585.1	20,552.8	116,140.3	238,278.2
3rd Party COPAS	- M$	89,595.9	9,834.0	55,124.3	154,554.2
Other Deductions	- M$	144,955.2	47,131.9	210,418.0	402,505.1
Investments	- M$	41,045.0	29,666.5	878,576.1	949,287.7
Net Operating Income (BFIT)	- M$	1,972,647.4	700,575.8	2,846,563.6	5,519,786.0
Discounted @ 10%	- M$	1,153,707.0	465,595.9	1,455,126.8	3,074,428.2

PetroLegacy II, LLC Interests

April 5, 2023

Proved Developed (“PD”) reserves are the summation of the Proved Developed Producing and Proved Developed Non-Producing estimates. Proved Developed reserves were estimated at 36,145.6 Mbbl oil, 28,562.0 MMcf gas and 5,176.2 Mbbl NGLs (or 46,082.2 MBOE). Of the Proved Developed reserves, 34,387.5 MBOE are attributed to producing zones in existing wells. The MBO equivalent (MBOE) net reserve calculation is based upon oil and NGL volumes plus gas volumes divided by six (6) MCF/BBL.

Future net revenue is prior to deducting state production taxes and ad valorem taxes. Future net cash flow (Net Operating Income) is after deducting these taxes, future capital costs and operating expenses, but before consideration of federal income taxes. In accordance with SEC guidelines, the future net cash flow has been discounted at an annual rate of ten percent to determine its “present worth”. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

The oil reserves include oil and condensate. Oil and natural gas liquid (NGL) volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (Mcf) at contract temperature and pressure base.

Hydrocarbon Pricing

As requested, oil and gas prices were adjusted to the year-end 2022 SEC price deck. The base SEC oil and gas prices calculated for December 31, 2022 were $93.67/bbl and $6.360/MMBTU, respectively. As specified by the SEC, a company must use a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period. The base oil price is based upon WTI-Cushing spot prices (EIA) during 2022 and the base gas price is based upon Henry Hub spot prices (Gas Daily) during 2022. Furthermore, the NGL prices averaged approximately 45.4% of oil prices based upon the Total Proved cash flows.

The base prices were adjusted for differentials on a per-property basis, which may include local basis differentials, transportation, gas shrinkage, gas heating value (BTU content) and/or crude quality and gravity corrections. Gas shrinkage was calculated on a per property basis and applied against the gross gas stream. After these adjustments, the net realized prices for the SEC price case over the life of the proved properties was estimated to be $94.854 per barrel for oil, $5.443 per MCF for natural gas and $43.098 per barrel for NGL. All economic factors were held constant in accordance with SEC guidelines.

Expenses, Investments and Taxes

Lease operating expenses (LOE) and workover expenses were calculated on a lease basis with final adjustments provided by the Company. All costs applied in this evaluation were held constant for the life of the properties in accordance with SEC guidelines. Severance tax values were determined by applying normal state severance tax rates. Ad valorem tax rates were forecast as provided at approximately 2.5% of revenue. Operating Expenses noted in the summary table above are fixed LOE costs applied to each well. Other Deductions shown above are variable expenses applied to all wells to capture gas and/or liquids transportation costs plus water disposal costs. All properties include plug and abandonment (P&A) costs, which were scheduled five years after the economic life of the well. Maximum well economic life was modeled at 50 years, but for any wells that had an economic limit beyond 50 years, P&A costs were applied at the end of year 55 in this evaluation.

For the PUD properties, LOE was also scheduled as provided and applied by reservoir. Investment capital information was provided by the Company based upon their recent drilling and completion (D&C) activities in the last year. The D&C costs were applied by lateral length and completion type for all Jo Mill, Spraberry and Wolfcamp locations.

PetroLegacy II, LLC Interests

April 5, 2023

SEC Conformance and Reserves Estimation Methods

The reserve classifications and the economic considerations used herein conform to the criteria of the Securities and Exchange Commission guidelines. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties currently in effect except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions which could affect the reserves and economics have not been considered. However, we do not anticipate nor are we aware of any legislative changes or restrictive regulatory actions that may impact the recovery of reserves.

Reserves assigned to each producing well (PDP) were based on a combination of forecasting methods including decline curve analysis (DCA), regional type curve analysis and analogy to offset production. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy.

CG&A evaluated 284 PDP properties for this report, each with monthly production data through 11/2022 as provided by the Company. CG&A also evaluated 57 PDNP properties, 20 of which are drilled and cased but awaiting final completion as of the report, and 40 of which are non-commercial or shut-in producers. In addition, this report also includes 140 PUD locations, all being commercial drilling locations targeting various reservoirs in the Midland Basin. The Jo Mill reservoir contains eight (8) PUD locations, the Lower Spraberry reservoir contains 56 PUD locations, the Wolfcamp A reservoir contains 55 PUD locations, the Wolfcamp B reservoir contains 15 PUD locations and the Wolfcamp D reservoir contains six (6) PUD locations. All PUD drills were modeled as horizontal wells offsetting production from existing horizontal producers. In general, up to four (4) PUD locations were assigned around a single horizontal producer assuming the Company owned the acreage in all surrounding offset units. This was accomplished by assigning PUD locations on each side of the producer and PUD locations on the “toe” and “heel” of the producer. Non-producing reserve estimates for undeveloped properties were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting PUD reserves for the Company properties, due to the mature nature of their properties targeted for development and an abundance of subsurface control data.

General Discussion

The estimates and forecasts were based upon interpretations of data furnished by the Company and available from our files. To some extent information from public records has been used to check and/or supplement these data. The basic engineering and geological data were subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. All estimates represent our best judgment based on the data available at the time of preparation. The assumptions, data, methods and procedures used herein are appropriate for the purpose served by this report. Due to inherent uncertainties in future production rates, commodity prices and geologic conditions, it should be realized that the reserve estimates, the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

An on-site field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined, nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. The cost of plugging and the salvage value of equipment at abandonment have been considered in this evaluation as noted previously.

Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 60 years. This evaluation was supervised by W. Todd Brooker, President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #83462). We do not own an interest in the properties or PetroLegacy Energy II, LLC and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this report. Our work papers and related data are available for inspection and review by authorized, interested parties

PetroLegacy II, LLC Interests

April 5, 2023

This letter is for the use of PetroLegacy Energy II, LLC. This letter should not be used, circulated, or quoted for any other purpose without the express written consent of Cawley, Gillespie & Associates, Inc. or except as required by law. This report supersedes the report published by CG&A for PetroLegacy Energy II, LLC on March 17, 2023.

Yours very truly,

W. Todd Brooker, P.E.
President
CAWLEY, GILLESPIE & ASSOCIATES, INC.
TEXAS REGISTERED ENGINEERING FIRM F-693